Exhibit 99.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 26, 2017, by and among Gigamon Inc., a Delaware corporation (the “Company”), and each Person identified on Exhibit A attached hereto (the “Shareholders” and each a “Shareholder”).

WITNESSETH:

WHEREAS, Ginsberg Holdco, Inc., a Delaware corporation (“Newco”), Ginsberg Merger Sub, Inc. a Delaware corporation and wholly-owned subsidiary of Newco (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as amended, supplemented or modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of the number of shares of the outstanding capital stock of the Company set forth opposite such Shareholder’s name on Exhibit A attached hereto.

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, each Shareholder (in such Shareholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become consummated in accordance with the terms and provisions of the Merger Agreement and (ii) the valid termination of the Merger Agreement in accordance with Section 8 of the Merger Agreement.

(b) “Shares” shall mean (i) all shares of Company Common Stock, warrants and/or other rights to acquire shares of Company Common Stock of which such Shareholder is the record or beneficial owner as of the date hereof, and (ii) all additional shares of Company Common Stock, warrants and/or other rights to acquire shares of Company Common Stock of which such Shareholder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like). For avoidance of doubt, “Shares” shall exclude any cash-settled swap instruments to which the Shareholder does not have the right to control or direct the voting of the underlying shares of Company Common Stock.

(c) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, assigns, grants an option with respect to, transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in such Share, (ii) creates or permits to exist any Liens (except any Liens that are not material to the Shareholders’ performance of their respective obligations under this Agreement), other than Liens arising under or imposed by Applicable Law or pursuant to this Agreement or the Merger Agreement (or the transactions contemplated thereby) (the “Permitted Liens”), (iii) deposits any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii).

2. Transfer Restrictions. From the date hereof until the Expiration Date, no Shareholder shall Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any agreement relating thereto, except (x) with the Company’s prior written consent and in the Company’s sole discretion or (y) as contemplated by the Equity Commitment Letter and the transactions contemplated thereby (each such exception, a “Permitted Transfer”). Any Transfer (other than a Permitted Transfer) of Shares in breach or violation of this Agreement shall be void and of no force or effect.

3. Agreement to Vote Shares.

(a) At every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, each Shareholder (in such Shareholder’s capacity as such) agrees to, unconditionally and irrevocably, to the extent not voted by the Person(s) appointed under the Proxy Statement, or to cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Shareholder and entitled to vote or act by written consent:

(i) in favor of the approval of the Merger Agreement, and in favor of any other matters presented or proposed as to approval of the Merger or any part or aspect thereof or any other transactions contemplated by the Merger Agreement;

(ii) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held;

(iii) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement, other than upon a Company Board Recommendation Change; and

(iv) in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

(b) Any vote required to be cast pursuant to this Section 3 shall be cast by the Shareholder or at the direction of the Shareholder, as applicable, in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(c) Except as provided herein, no Shareholder shall (i) enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3, (ii) grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shares inconsistent with the terms of this Section 3 or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement.

4. Agreement Not to Exercise Dissenters’ Rights. No Shareholder shall exercise, and each Shareholder hereby irrevocably and unconditionally waives, any statutory rights (including, without limitation, under Section 262 of the DGCL) to demand the fair value of any Shares that may arise in connection with the Merger.

5. Irrevocable Proxy.

(a) Solely in the event of a failure by either Stockholder to act in accordance with such Shareholder’s obligations as to voting pursuant to Section 3, prior to the termination of this Agreement and without in any way limiting any Shareholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, each Shareholder hereby grants a proxy appointing the Company as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3 above as the Company or its proxy or substitute shall, in the Company’s sole discretion, deem proper with respect to the Shares.

(b) Each Shareholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

(c) Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest in consideration of the Company entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses and, except as set forth in this Section 5 or in Section 12 hereof, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Shareholder agrees that it shall vote its Shares in accordance with Section 3 above as instructed by the Company in writing, and the parties agree that the foregoing shall be a voting agreement created under Section 218 of the DGCL.

(d) The Company hereby acknowledges and agrees that the proxy set forth in this Section 5 shall not be exercised to vote, consent or act on any matter except as specifically contemplated by Section 3 above and the Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in Section 3. The proxy set forth in this Section 5 shall be revoked, terminated and of no further force or effect automatically without further action upon the termination of this Agreement.

6. Update of Beneficial Ownership Information. Each Shareholder shall promptly (and in any event within three (3) Business Days after such acquisition) notify the Company of the number Shares acquired by such Shareholder following the date hereof and prior to the Expiration Date and the updated number of Shares beneficially owned by such Shareholder as of immediately following such acquisition.

7. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Company as follows:

(a) Power; Organization; Binding Agreement. Such Shareholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. Such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. This Agreement has been duly executed and delivered by such Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of such Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability may be limited by applicable Enforceability Limitations.

(b) No Conflicts. None of the execution and delivery by such Shareholder of this Agreement, the performance by such Shareholder of its obligations hereunder or the consummation by such Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which such Shareholder is a party or by which the Shareholder may be bound, including any voting agreement or voting trust, (ii) violate any Applicable Law or (iii) violate the constituent or organizational document of such Shareholder.

(c) Ownership of Shares. Such Shareholder (i) beneficially owns the shares of Company Common Stock set forth opposite such Shareholder’s name on Exhibit A, all of which are free and clear of any Liens (except any Permitted Liens) and (ii) no person (other than such Shareholder) has a right to acquire any of the Shares held by such Shareholder.

(d) Voting Power. Such Shareholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the Shares held by such Shareholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

(e) Reliance by Company. Such Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

(f) Consents and Approvals. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except in each case for filings with the SEC by such Shareholder or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Shareholder of any of its obligations hereunder.

8. Certain Restrictions.

(a) Each Shareholder shall not, directly or indirectly, take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any respect.

(b) Each Shareholder agrees that such Shareholder will not (in such Shareholder’s capacity as a shareholder of the Company) bring, commence, institute, maintain, prosecute or voluntarily aid any legal action or proceeding, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Shareholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

9. Disclosure. Each Shareholder shall permit Newco and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

10. No Ownership Interest. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Shareholders.

11. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Company, each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

12. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Shareholder hereby authorizes the Company or its counsel to instruct the Company’s transfer agent to put in place a stop transfer order with respect to all of the Shares of such Shareholder held of record (and that this Agreement places limits on the voting and transfer of such Shares).

13. Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to such termination.

14. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that each party shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of a party set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the non-breaching party upon any such violation, the non-breaching party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the non-breaching party at law or in equity.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice), or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:

3300 Olcott Street

Santa Clara, CA 95054

Attention: Paul Bradley Shinn, Chief Legal Officer and SVP Corporate Development

E-mail: paul.shinn@gigamon.com

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1 Market St., Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler

Telecopy No.: (415) 947-2099

E-Mail: mringler@wsgr.com

If to the Shareholders:

c/o Elliott Management Corporation

40 West 57th Street

New York, NY 10019

Attention: Jesse Cohn and Isaac Kim

E-Mail: JCohn@elliottmgmt.com; IKim@egc-capital.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Eduardo Gallardo; Richard J. Birns

E-mail: egallardo@gibsondunn.com; rbirns@gibsondunn.com

(f) No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any person other than the parties hereto any rights or remedies hereunder.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i) Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over such matter, in any federal court located in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and to the fullest extent permitted by law, waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue.

(j) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(m) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(n) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

GIGAMON INC.

By: /s/ Paul Hooper
Name: Paul Hooper
Title: Chief Executive Officer

[Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

ELLIOTT ASSOCIATES, L.P.
By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.
By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Voting Agreement]

EXHIBIT A

Shareholder	Shares
Elliott Associates, L.P.	842,048 Shares of Company Common Stock
Elliott International, L.P.	1,789,352 Shares of Company Common Stock

A - 1